Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257045

PROSPECTUS SUPPLEMENT, NO. 6, DATED FEBRUARY 1, 2022

(to Joint Proxy Statement/Prospectus, Dated June 25, 2021)

New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.

This Prospectus Supplement No. 6, dated February 1, 2022 (this “Supplement”), updates and supplements the joint proxy statement/prospectus dated June 25, 2021 (the “Joint Proxy Statement/Prospectus”), as previously updated and supplemented. New York Community Bancorp., Inc. (“NYCB”) filed the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a registration statement on Form S-4 (Registration No. 333-257045).

The purpose of this Supplement is to update and supplement the information in the Joint Proxy Statement/Prospectus, as previously updated and supplemented, to reflect that, on January 26, 2022, NYCB announced that its Board of Directors declared a $0.17 per diluted common share dividend, payable on February 17, 2022 to shareholders of record as of February 7, 2022.

This Supplement should be read in conjunction with the Joint Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Joint Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Joint Proxy Statement/Prospectus and all accompanying annexes and exhibits. You should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 28 of the Joint Proxy Statement/Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger (as defined in the Joint Proxy Statement/Prospectus) or determined if the Joint Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.